BIOLASE REPORTS 2014 SECOND QUARTER RESULTS

IRVINE, CA (August 7, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, today reported unaudited financial results for the second quarter and six months ended June 30, 2014.

Net revenue for this year’s second quarter was $10.2 million compared to $14.2 million in the second quarter of 2013. Net revenue for the first six months of 2014 was $21.7 million, compared to $28.8 million in the same period in 2013. The overall decrease in period-to-period net revenue reflected a decline in domestic and international laser system revenue, as well as a decline in imaging systems and consumables and other net revenue, partially offset by a slight increase in services revenue.

The net loss for the quarter ended June 30, 2014 totaled $6.4 million, or $0.17 per share, compared to a net loss of $2.6 million, or $0.08 per share, for the same prior year period. The net loss for the six months ended June 30, 2014 was $11.3 million, or $0.31 per share, compared to a net loss of $5.2 million, or $0.16 per share, for the same prior year period.

Commenting on the results, Jeffrey M. Nugent, Acting Chief Executive Officer, said, “Our results for the quarter and six months ended June 30, 2014 clearly demonstrate why BIOLASE needed new leadership. The Company’s performance under the prior CEO, who resigned two weeks before the second quarter ended, was unacceptable and does not reflect the Company’s true potential to deliver value for customers and stockholders.

“We are actively implementing a turnaround plan, which included raising $12 million in new capital in July, retiring all of our $2.9 million in Comerica debt, and addressing issues with suppliers,” continued Nugent. “We are also focused on improving customer service, product quality and clinical support and financial discipline. Our strategy also calls for increased innovation, which will allow us to fully capitalize on our technologies and the core strengths of our business. We expect our renewed focus and strategic plan to result in improved revenues during the remainder of 2014 and into 2015.

“We are pleased that former Chairman and CEO Federico Pignatelli has resigned from the Board and dropped his threat of a proxy fight. It was the right thing to do,” concluded Nugent.

Additional Q2 Information
As a result of a new warranty program for the Company’s WaterLase systems, gross profit decreased from 39.0% of net revenue for the second quarter ended June 30, 2013 to 36.6% of net revenue for this year’s second quarter. In late June 2014, after the resolution of our corporate governance issues, BIOLASE extended the warranty on its WaterLase systems from one year to two years, effective for systems purchased after January 1, 2014. This warranty change resulted in an additional expense of approximately $250,000 during the quarter and six months ended June 30, 2014. This change was made as a strong signal to customers that BIOLASE is confident in the performance of its products and will stand behind them for an additional year of warranty coverage. Management expects gross profit to improve if there is success in increasing revenue from sales of the Company’s core laser systems in the third and fourth quarters of this year.

Operating expenses in the second quarter and first six months ended June 30, 2014 were $9.9 million and $18.5 million, respectively, compared to $7.9 million and $16.5 million in the same prior year periods. The primary driver of the increase during the second quarter and first six months of 2014 was increased legal fees of $2.5 million and $3.2 million for the quarter and six months ended June 30, 2014, respectively, incurred by the Company at the direction of its former Chairman and CEO in connection with the litigation to resolve the dispute over our corporate governance and the composition of BIOLASE’s Board.

After removing interest expense of $185,000, income tax provision of $29,000, non-cash depreciation and amortization expenses of $177,000, and non-cash stock-based compensation expense of $338,000, the non-GAAP net loss for this year’s second quarter was $5.7 million, or $0.15 per share, compared with a non-GAAP net loss of $1.7 million, or $0.05 per share, for the same prior year period.

The non-GAAP net loss was $9.8 million, or $0.26 per share, for the six months ended June 30, 2014 compared with a non-GAAP net loss of $4.0 million, or $0.12 per share, for the same prior year period.

Liquidity and Capital Resources
As of June 30, 2014, the Company had a working capital deficit of approximately $1.2 million. Cash and cash equivalents totaled approximately $2.1 million at June 30, 2014, compared to $1.4 million at December 31, 2013.

On July 22, 2014, the Company sold 6,250,000 unregistered shares of common stock at an undiscounted market price of $1.92 per share. Gross proceeds from the sale were $12 million. The Company expects net proceeds of approximately $11.7 million after expected offering expenses of approximately $300,000.

Also on July 28, 2014, the Company paid in full all amounts due under the revolving lines of credit with Comerica Bank, including principal, accrued interest, and fees which totaled approximately $2.9 million, and the credit facilities were terminated.

Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the second quarter and six months ended June 30, 2014, and to answer questions.

To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time.

To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2-D and 3-D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3-D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 26,000 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase are registered trademarks of BIOLASE, Inc.

Non-GAAP Disclosure
The non-GAAP financial information contained herein are a supplement to the corresponding financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods and that the presentation of this non-GAAP financial information provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Management uses non-GAAP net (loss) income (defined as net loss before interest, taxes, depreciation and amortization, and stock-based and other equity instruments, and other non-cash compensation) in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that this non-GAAP financial information reflects an additional way of viewing aspects of our business that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

MEDIA: Sard Verbinnen & Co
Steven Goldberg	(310.201.2040)
Patrick Scanlan	(212.687.8080)

INVESTORS: MacKenzie Partners, Inc.
Dan Burch	(212.929.5500)
Paul Schulman	(212.929.5500)

(financial tables follow)BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Product and services revenue	$10,140	$14,208	$21,619	$28,697
License fees and royalty revenue	46	39	85	147

Net revenue	10,186	14,247	21,704	28,844
Cost of revenue	6,457	8,686	14,034	17,489

Gross profit	3,729	5,561	7,670	11,355

Operating expenses:
Sales and marketing	3,569	4,138	8,024	9,390
General and administrative	5,310	2,598	8,393	4,845
Engineering and development	978	1,005	1,951	2,010
Excise tax	64	112	129	219

Total operating expenses	9,921	7,853	18,497	16,464

Loss from operations	(6,192)	(2,292)	(10,827)	(5,109)

(Loss) gain on foreign currency transactions	(33)	9	(31)	(90)
Interest expense, net	(185)	(117)	(415)	(204)

Non-operating loss, net	(218)	(108)	(446)	(294)

Loss before income tax provision (benefit)	(6,410)	(2,400)	(11,273)	(5,403)
Income tax provision (benefit)	29	168	53	(204)

Net loss	$(6,439)	$(2,568)	$(11,326)	$(5,199)

Net loss per share:
Basic	$(0.17)	$(0.08)	$(0.31)	$(0.16)

Diluted	$(0.17)	$(0.08)	$(0.31)	$(0.16)

Shares used in the calculation of net loss per share:
Basic	37,629	32,381	37,045	32,275

Diluted	37,629	32,381	37,045	32,275

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BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	June 30,	December 31,
	2014	2013
ASSETS Current assets:
Cash and cash equivalents	$2,083	$1,440
Accounts receivable, less allowance of $1,184 in 2014 and $573 in 2013	6,597	11,127
Inventory, net	11,850	11,378
Prepaid expenses and other current assets	909	1,909

Total current assets	21,439	25,854
Property, plant, and equipment, net	1,625	1,826
Intangible assets, net	148	183
Goodwill	2,926	2,926
Other assets	260	249

Total assets	$26,398	$31,038

LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities:
Lines of credit	$3,304	$4,633
Accounts payable	10,016	8,560
Accrued liabilities	5,907	4,997
Customer deposits	140	285
Deferred revenue, current portion	3,234	3,464

Total current liabilities	22,601	21,939
Deferred tax liabilities	647	617
Deferred revenue, long-term	—	1
Warranty accrual, long-term	247	—

Total liabilities	23,495	22,557

Stockholders’ equity:
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	40	38
Additional paid-in capital	154,620	148,866
Accumulated other comprehensive loss	(282)	(274)
Accumulated deficit	(135,076)	(123,750)

	19,302	24,880
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	2,903	8,481

Total liabilities and stockholders’ equity	$26,398	$31,038

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BIOLASE, INC.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net (Loss) Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP net loss	$(6,439)	$(2,568)	$(11,326)	$(5,199)
Adjustments:
Interest expense, net	185	117	415	204
Income tax provision (benefit)	29	168	53	(204)
Depreciation and amortization expense	177	153	352	298
Stock-based, other equity instruments, and other non-cash compensation expense	338	442	709	936

Non-GAAP net loss	$(5,710)	$(1,688)	$(9,797)	$(3,965)

GAAP net loss per share, basic and diluted	$(0.17)	$(0.08)	$(0.31)	$(0.16)
Adjustments:
Interest expense, net	0.01	0.00	0.02	0.01
Income tax provision (benefit)	0.00	0.01	0.00	(0.01)
Depreciation and amortization expense	0.00	0.01	0.01	0.01
Stock-based, other equity instruments, and other non-cash compensation expense	0.01	0.01	0.02	0.03

Non-GAAP net loss per share, basic and diluted	$(0.15)	$(0.05)	$(0.26)	$(0.12)

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